                                                                 EXHIBIT 3.2(a)



                  AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

                                       OF

                          CHARTER COMMUNICATIONS, INC.

  The Amended and Restated Bylaws of the Corporation, are amended as follows:

                             ARTICLE III-DIRECTORS




         SECTION 3.2 Number; Terms and Vacancies. The number of directors which shall constitute the whole Board shall be fixed at seven (7) persons, until changed from time to time by resolution of the Board or by the stockholders. Any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled in the manner provided in the Certificate of Incorporation.